Exhibit 1.2

SHARE PURCHASE AGREEMENT

by and between

SUMITOMO MITSUI BANKING CORPORATION

and

ARES MANAGEMENT CORPORATION

April 5, 2021

Table of Contents

Page

Article I Definitions		1
1.1	Definitions	1
1.2	Other Defined Terms	6

Article II Purchase and Sale of the Securities		7
2.1	Closing	7

Article III Representations and Warranties of the Company		8
3.1	Organization and Power	8
3.2	Authorization	8
3.3	The Shares	9
3.4	Capitalization	9
3.5	No Conflict	10
3.6	Consents	10
3.7	SEC Documents; Financial Statements	10
3.8	Disclosure and Accounting Controls	11
3.9	Independent Accountants	11
3.10	Litigation	12
3.11	Title to Properties	12
3.12	Intellectual Property	12
3.13	No Undisclosed Relationships	12
3.14	Permits	12
3.15	Labor Matters	13
3.16	Environmental Compliance	13
3.17	Compliance with ERISA	13
3.18	Taxes	14
3.19	Insurance	14
3.20	No Unlawful Payments	14
3.21	Compliance with Anti-Money Laundering Laws	14
3.22	No Conflicts with Sanctions Laws	15
3.23	No Restrictions on Subsidiaries	15
3.24	Securities Law Exemptions	15
3.25	Absence of Certain Changes	15
3.26	No Defaults	15
3.27	Brokers	16
3.28	NYSE	16
3.29	Investment Company Act	16
3.30	Investment Advisers Act	16
3.31	Sarbanes-Oxley Act	17
3.32	No Downgrade	17
3.33	Cybersecurity	17
3.34	No Other Representations and Warranties	17

i

Article IV Representations and Warranties of the Investor		18
4.1	Organization	18
4.2	Authorization	18
4.3	No Conflict	18
4.4	Consents	18
4.5	Brokers	18
4.6	Purchase Entirely for Own Account	18
4.7	Investor Status	19
4.8	Information	19
4.9	Securities Not Registered	19
4.10	No Other Representations or Warranties	20

Article V Covenants		20
5.1	Public Announcements	20
5.2	Efforts	20
5.3	Special Transfer Restrictions	21

Article VI Conditions PRECEDENT		21
6.1	Mutual Conditions of Closing	21
6.2	Conditions to the Obligation of the Investor to Consummate the Closing	22
6.3	Conditions to the Obligations of the Company to Consummate the Closing	23

Article VII Termination		24
7.1	Conditions of Termination	24
7.2	Effect of Termination	24

Article VIII Miscellaneous Provisions		24
8.1	Survival	24
8.2	Interpretation	25
8.3	Notices	25
8.4	Severability	27
8.5	Governing Law; Jurisdiction; WAIVER OF JURY TRIAL	27
8.6	Delays or Omissions; Waiver	28
8.7	Specific Performance	28
8.8	Fees; Expenses	28
8.9	Assignment	28
8.10	No Third Party Beneficiaries	28
8.11	Counterparts	29
8.12	Entire Agreement; Amendments	29
8.13	Drafting	29

ii

EXHIBITS

Exhibit A	Wire Information
Exhibit B	Form of AST Acknowledgement Letter
Exhibit C	Form of Opinion

iii

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of April 5, 2021 (the “Signing Date”), by and between Sumitomo Mitsui Banking Corporation, a Japanese joint stock company (the “Investor”), and Ares Management Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Investor desires to purchase from the Company, and the Company desires to issue and sell to the Investor, the Shares, on the terms and subject to the conditions contained in this Agreement (such purchase and sale of the Shares, the “Share Purchase”);

WHEREAS, the Investor and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Share Purchase; and

WHEREAS, each of the Investor and the Company has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by it in accordance with applicable Law, upon the terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties agree as follows:

Article I

Definitions

1.1            Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any legal, governmental or regulatory investigation, action, suit, litigation, arbitration, administrative proceeding or other proceeding by or before any Governmental Entity.

“Advisers Act” shall mean the Investment Advisers Act of 1940, 15 USC § 80b-1 et seq., as amended, and the rules, regulations and interpretations promulgated thereunder.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. Notwithstanding the foregoing, (a) the Company and the Investor shall not be deemed to be Affiliates of each other and (b) any portfolio company or investment of, or special purpose entity formed to acquire any portfolio company or investment of, the Ares Funds shall not be deemed to be an Affiliate of the Company or the Investor.

“AOG Class A Unit” shall mean an “Ares Operating Group Unit” as defined in the Certificate of Incorporation.

“Ares Equity Incentive Plan” shall mean the Ares 2014 Equity Incentive Plan described in the SEC Reports.

“Ares Funds” shall mean, collectively, all Funds (excluding their portfolio companies and investments and all special purpose entities formed to acquire any such portfolio companies and investments, including collateralized loan obligations) (i) sponsored or promoted by the Company or any of its Subsidiaries or (ii) for which the Company or any of its Subsidiaries acts as (A) a general partner or managing member (or in a similar capacity) or (B) an investment adviser or investment manager.

“Ares Operating Group Partnership” shall mean Ares Holdings L.P. (“Ares Holdings”), a Delaware limited partnership and successor to Ares Offshore Holdings Delaware L.P., a Delaware limited partnership (“Ares Offshore Holdings Delaware”) and Ares Investments L.P., a Delaware limited partnership (“Ares Investments”) by operation of law following the Reorganization.

“AST” shall mean American Stock Transfer & Trust Company, LLC.

“Board” shall mean the Board of Directors of the Company.

“BHCA” means the Bank Holding Company Act of 1956, as amended, and all related rules, regulations and published guidance.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or Tokyo, Japan, or is a day on which banking institutions located in the State of New York or Tokyo, Japan are authorized or required by Law or other governmental action to close.

“Class A Common Stock” shall mean the Company’s Class A common stock, par value $0.01 per share.

“Class A Common Stock Purchase Price” shall mean an amount to be specified in a notice (the “Class A Notice”) delivered by the Investor to the Company not later than 12:00 P.M. New York City Time on the Business Day prior to the Closing (subject to the Company’s delivery to the Investor of the information contemplated by the third sentence of Section 3.4(a) in accordance therewith).

“Class C Common Stock” shall mean the Company’s Class C common stock, $0.01 par value per share.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of Equity Securities, by contract or otherwise.

“Delaware Secretary” means the Secretary of State for the State of Delaware.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Equity Securities” shall mean, with respect to any Person, (i) shares of stock, partnership interests or limited liability company interests (however designated, whether voting or non-voting) (“Capital Stock”) or other equity or voting interest in, such Person, (ii) any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interest in, such Person, and (iii) options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligates such Person to issue, any Capital Stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interest in, such Person.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations of the SEC promulgated thereunder.

“Fund” shall mean any collective investment vehicle (whether open-ended or closed-ended) including an investment company, a general or limited partnership, a trust and any other business entity or investment vehicle organized in any jurisdiction that provides for management fees or “carried interest” (or other similar profits allocations) to be borne by investors therein; provided that “Fund” shall not include any investment vehicle or account for which the Company or any of its Subsidiaries would not be deemed an Affiliate.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Entity” means any (a) international, supranational, national, provincial, regional, federal, state, municipal, local or other government, (b) administrative, regulatory or self-regulatory agency, commission, body, task force or other authority (including any securities exchange, banking institution or other self-regulatory organization in the securities, financial services, investment or commodity industries, including NYSE), (c) quasi-governmental or private body exercising any regulatory, Tax or other governmental authority, (d) other Person that is treated as a “government entity” under the Advisers Act or (e) instrumentality, subdivision, court, tribunal or judicial or arbitral body of any Person described in the foregoing clauses (a) through (d).

“Intentional Fraud” with respect to a party means (i) an intentional misrepresentation by such party with respect to the making of the representations and warranties of such party as expressly set forth in this Agreement with the intent by such party that the other party to this Agreement rely on such misrepresentation to such other party’s material detriment and (ii) such other party reasonably relies on, and suffers losses as a result of, such misrepresentation.

“Investor Rights Agreement” means the Investor Rights Agreement by and between Sumitomo Misui Banking Corporation and Ares Management Corporation, dated as of March 31, 2020.

“IT Systems and Data” has the meaning set forth in Section 3.33.

“Landmark Transaction” shall mean the acquisition of a majority of the Capital Stock of Landmark Partners LLC and certain of its affiliated entities by one or more Subsidiaries of the Company.

“Law” shall mean any applicable law, statute, code, ordinance, rule, regulation, or agency requirement of any Governmental Entity, including common law.

“Lien” shall mean any lien, charge, pledge, security interest, restriction, or other encumbrance.

“Material Adverse Effect” shall mean any change, event, effect, occurrence or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred prior to, and are continuing as of, the date of determination of the occurrence of the Material Adverse Effect, (A) has a material adverse effect on the business, properties, management, financial position, partners’ or members’ capital, shareholders’ equity, results of operations of the Company and its Subsidiaries taken as a whole or (B) would reasonably be expected to prevent or materially delay or materially impede the ability of the Company to perform its obligations under this Agreement, including consummation of the Share Purchase and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, solely for purposes of the foregoing clause (A), the term “Material Adverse Effect” shall exclude any such Effect directly or indirectly resulting from, relating to or arising from: (a) changes in global, United States or foreign (i) national or regional economic, financial, regulatory or political conditions or events or (ii) credit, debt, financial, banking, energy or capital markets or in interest or exchange rates or (b) national or international disasters, acts of God, sabotage, war, any military conflict, outbreak of hostilities or acts of terrorism, or any escalation or worsening thereof, epidemics, pandemics or disease outbreak (including the COVID-19 virus), except, with respect to clauses (a) and (b), to the extent that the impact of such Effect is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to other similarly situated alternative asset management companies.

“Non-Voting Common Stock” shall mean the Company’s non-voting common stock, $0.01 par value per share.

“Non-Voting Common Stock Purchase Price” shall mean an amount equal to the Purchase Price less the Class A Common Stock Purchase Price. Notwithstanding the foregoing, the Non-Voting Common Stock Purchase Price shall be reduced by the amount necessary to eliminate any fractional share of Non-Voting Common Stock that would exist (if any) without such reduction.

“NYSE” shall mean the New York Stock Exchange.

“Order” shall mean any writ, judgment, decree (including a consent decree), injunction, settlement, cease-and-desist order or similar order or enforcement action of any Governmental Entity (in each case, whether preliminary or final).

“Organizational Document” shall mean, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.

“Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity, or other “Person” as contemplated by Section 13(d) of the Exchange Act.

“Per Share Price” shall mean the per share price set forth in the row labeled “Proceeds to us before expenses” in the “Underwriting” section of the Prospectus.

“Prospectus” means the Company’s final prospectus supplement relating to the Public Offering to be filed with the SEC prior to the Closing.

“Public Offering” means the public issuance and sale by the Company of shares of Class A Common Stock, registered pursuant to the Company’s registration statement on Form S-3 (File No. 333-236771), to be consummated substantially concurrently with, or immediately prior to, the Closing.

“Public Offering Proceeds” shall mean the amount set forth in the column labeled “Without Option” in the “Underwriting” section of the Prospectus.

“Purchase Price” shall mean $250,000,000.

“Reorganization” means that internal reorganization of the Ares Operating Group Partnerships that is expected to occur on or about April 1, 2021 whereby, among other matters, each of Ares Investments and Ares Offshore Holdings will merge with and into Ares Holdings.

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates and such Person’s and each such Affiliate’s respective directors, officers, employees, managers, trustees, principals, stockholders, members, general or limited partners, accountants, attorneys, consultants, advisors, agents and other representatives.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Reports” shall mean (i) the Company’s Form 10-K for the fiscal year ended December 31, 2020, filed on February 25, 2021, (ii) the Company’s Form 8-K , filed on February 22, 2021, (iii) the portions of the Company’s Definitive Proxy Statement on Schedule 14A that are incorporated by reference into the Company’s Form 10-K for the fiscal year ended December 31, 2019 and (iv) the Company’s Definitive Information Statement on Schedule 14C, filed on March 4, 2021.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated of the SEC thereunder.

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or managers (or other similar governing body) is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries. Notwithstanding the forgoing, the Subsidiaries of the Company shall not include the Ares Funds or their portfolio companies or investments, or special purpose entities formed to acquire any such portfolio companies or investments, including collateralized loan obligations.

“Tax Returns” shall mean returns, reports, information statements, claims for refund, declarations of estimated Taxes and similar filings, including any schedule or attachment thereto and any amendment thereof, with respect to Taxes filed or required to be filed with the Internal Revenue Service of the United States or any other taxing authority.

“Taxes” shall mean any and all taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto) imposed by any Governmental Entity, including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and any ad valorem, value added, sales, use, service, real or personal property, Equity Security, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs or duties.

1.2            Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding Section of this Agreement:

Agreement	Preamble
Ares Operating Group Units	3.4(c)
Bankruptcy and Equity Exception	3.2
CFTRA	3.21
Class A Notice	1.1
Closing	2.1(a)
Closing Date	2.1(a)
Code	3.17
Company	Preamble
Consent	3.6
Delaware Court	8.5(b)
Delaware RULPA	3.4(b)
Environmental Laws	3.16
ERISA	3.17
ERISA Affiliate	3.17
Investment Company Act	3.29
Investor	Preamble
Investor Adverse Effect	6.3(b), 4.3
Other Anti-Money Laundering Laws	3.21
Outside Date	7.1
Plan	3.17
Preliminary Information Statement	5.2
SEC Documents	3.7(a)
Share Purchase	Recitals
Shares	2.1(c)
Transaction Litigation	8.5(a)

Article II

Purchase and Sale of the Securities

2.1            Closing.

(a)            The closing of the Share Purchase (the “Closing”) shall take place (i) remotely via the exchange of documents and signatures on April 8, 2021 (immediately following the consummation of the Public Offering), subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the party or parties entitled to the benefit thereof of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the party or parties entitled to the benefit thereof of those conditions at the Closing) or (ii) at such other place, time or date as may be mutually agreed upon in writing by the parties (the date on which the Closing takes place being the “Closing Date”).

(b)            At the Closing:

(i)            the Company will issue, sell, transfer and deliver to the Investor all the Shares, which Shares shall be issued, sold, transferred and delivered with full legal and beneficial title and ownership, free and clear of all Liens (other than those arising under applicable securities Laws, the Investor Rights Agreement or as a result of the actions of the Investor) together with all rights attached thereto;

(ii)            the Investor shall deliver, or cause to be delivered, to the Company, the Class A Common Stock Purchase Price and the Non-Voting Common Stock Purchase Price to the account set forth on Exhibit A by wire transfer of immediately available funds; and

(iii)            the Company shall (A) instruct AST, or cause AST to be instructed, to credit the Investor’s account with the Shares, (B) deliver to the Investor evidence reasonably satisfactory to the Investor of the foregoing and that the Shares have been issued to the Investor in book-entry form and (C) take all other actions as may be necessary to issue, sell, transfer and deliver to the Investor all the Shares in book-entry form.

(c)            “Shares” means (collectively):

(i)            a number of shares of Class A Common Stock equal to the quotient of (A) the Class A Common Stock Purchase Price divided by (B) the Per Share Price (such portion of the Shares, the “Voting Shares”); and

(ii)            a number of shares of Non-Voting Common Stock equal to the quotient of (A) the Non-Voting Common Stock Purchase Price divided by (B) the Per Share Price.

(d)            The parties acknowledge and agree that the Shares shall be “Registrable Securities” for purposes of the Investor Rights Agreement.

(e)            In no event shall the Investor acquire shares of Class A Common Stock to the extent that acquiring such shares would result in the Investor (together with its “affiliates,” as such term is defined in the BHCA) exceeding the Voting Percentage Limit (as defined in the Investor Rights Agreement).

Article III

Representations and Warranties of the Company

The Company hereby represents and warrants, as of the date of this Agreement and as of the Closing Date (except to the extent that any representation or warranty is expressly made as of an earlier date, in which case such representation or warranty needs only be true and correct as of such earlier date), to the Investor as follows. Each representation and warranty contained in this Article III is subject to, and qualified by, the disclosures in the SEC Documents (other than any disclosures in any SEC Documents contained in (i) the “Risk Factors” or “Forward-Looking Statements” sections or (ii) other forward-looking statements to the extent that they are predictive or forward-looking in nature).

3.1            Organization and Power. The Company and each of its Subsidiaries and each of the Ares Funds (a) have been duly organized and are validly existing and in good standing (to the extent such concept exists in the jurisdiction in question) under the laws of their respective jurisdictions of organization, (b) are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and (c) have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except, in each case (except, in the case of clause (a), in respect of the Company), where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than (i) the subsidiaries listed in Exhibit 21.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2020, (ii) subsidiaries omitted from Exhibit 21.1 that, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” of the Company as defined in Rule 1-02(w) of Regulation S-X or (iii) the Ares Funds or their portfolio companies or investments or special purpose entities formed to acquire any such portfolio companies or investments, including collateralized loan obligations.

3.2            Authorization. The Company has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including consummation of the purchase and sale of the Shares. All action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the due and proper authorization of the consummation by it of the transactions contemplated hereby has been duly and validly taken and, assuming due execution and delivery by the Investor, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). This Agreement has been duly authorized, executed and delivered by the Company.

3.3            The Shares. The Shares have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable. The issuance of the Shares will not be subject to any right of first refusal, preemptive rights, co-sale rights or other similar rights.

3.4            Capitalization.

(a)            As of April 1, 2021, the issued and outstanding Capital Stock of the Company consisted of the following: (i) 149,851,933 shares of Class A Common Stock, (ii) 1,000 shares of Class B common stock, par value $0.01 per share, (iii) 112,163,894 shares of Class C Common Stock (which is held by Ares Voting LLC) and (iv) 12,400,000 shares of 7.00% Series A Preferred Stock, $0.01 par value per share. As of April 1, 2021, there are 500,000,000 shares of Non-Voting Common Stock authorized and none outstanding. As of April 1, 2021, there are 112,163,894 AOG Class A Units issued and outstanding, other than those issued and outstanding AOG Class A Units held by the Company and its Subsidiaries. Two Business Days prior to the Closing Date (not earlier than 4:30 P.M. New York City Time of such date), the Company shall notify the Investor of the foregoing capitalization information as of the most recent practicable date and the expected Public Offering Proceeds. All of the outstanding shares of Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Except as otherwise disclosed in the SEC Reports, in connection with the Public Offering, or as set forth in the Investor Rights Agreement, there are no restrictions upon the voting or transfer of any Shares pursuant to any agreement or instrument to which any of the Company or any of its Subsidiaries is a party or by which any of such entities may be bound.

(b)            Except as would not reasonably be expected to have a Material Adverse Effect, all of the outstanding shares of Equity Securities of each Subsidiary that are owned, directly or indirectly, by the Company (i) have been duly and validly authorized and issued and are fully paid (in the case of any Subsidiaries that are organized as limited liability companies, limited partnerships or other business entities, to the extent required under the applicable limited liability company, limited partnership or other organizational agreement) and non-assessable (except in the case of interests held by general partners or similar entities under the applicable laws of other jurisdictions, and in the case of any Subsidiaries that are organized as limited liability companies, as such non-assessability may be affected by Section 18-607 or Section 18-804 of the Delaware Limited Liability Company Act or similar provisions under the applicable laws of other jurisdictions or the applicable limited liability company agreement and, in the case of any Subsidiaries that are organized as limited partnerships, as such non-assessability may be affected by Section 17-607 or Section 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware RULPA”) or similar provisions under the applicable laws of other jurisdictions or the applicable limited partnership agreement) and (ii) are owned, directly or indirectly by the Company, free and clear of any Liens.

(c)            All of the outstanding partnership units, and the partnership interests represented thereby, of the Ares Operating Group Partnership (collectively, the “Ares Operating Group Units”) have been duly and validly authorized and issued and the holders thereof will have no obligation to make payments or contributions to the Ares Operating Group Partnership solely by reason of their ownership of such Ares Operating Group Units (except in the case of interests held by general partners or similar entities under the applicable laws of other jurisdictions and as such non-assessability may be affected by Section 17-607 or Section 17-804 of the Delaware RULPA or similar provisions under the applicable laws of other jurisdictions or the partnership agreement of the Ares Operating Group Partnership). All Ares Operating Group Units that are owned directly or indirectly by Ares Holdings Inc., a Delaware corporation and the Company, as described in the SEC Reports, are owned free and clear of any Liens.

(d)            Except (i) as described in the SEC Reports, (ii) in connection with the Landmark Transaction, (iii) in connection with the Public Offering, or (iv) for issuances under the Ares 2014 Equity Incentive Plan, there are no preemptive rights or other rights to subscribe for or to purchase, any Equity Securities of the Company or the Ares Operating Group Partnership, as applicable, and there are no outstanding options, warrants or other securities exercisable for, or any other securities convertible into or exchangeable for, any securities of the Company or the Ares Operating Group Partnership.

3.5           No Conflict. The execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares pursuant to this Agreement by the Company and the consummation of the purchase and sale of the Shares and the other transactions contemplated by this Agreement, will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of, any Liens upon any property or assets of the Company or the Ares Operating Group Partnership pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or the Ares Operating Group Partnership is a party, or by which the Company or the Ares Operating Group Partnership are bound, or to which any of the property or assets of the Company or the Ares Operating Group Partnership is subject, (ii) result in any violation of the provisions of the Organizational Documents of the Company or the Ares Operating Group Partnership or (iii) result in the violation of any Law or Order, except in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.6           Consents. No consent, approval, authorization, order, license, registration or qualification of or with any Governmental Entity (any of the foregoing being a “Consent”) is required for the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Shares and the consummation of the transactions contemplated by this Agreement, except, in each case, for such Consents (i) as may be required under applicable state securities laws in connection with the Share Purchase by the Investor or (ii) the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.7           SEC Documents; Financial Statements.

(a)            Each of the documents filed by the Company with the SEC (the “SEC Documents”) since January 1, 2018, as of its respective filing date, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document filed and publicly available prior to the date of this Agreement, as of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The consolidated financial statements and the related notes thereto of the Company and its consolidated Subsidiaries included or incorporated by reference in the SEC Reports present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified. Such consolidated financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods covered thereby; and the other financial information included or incorporated by reference in the SEC Reports has been derived from the accounting records of the Company and its consolidated Subsidiaries, presents fairly in all material respects the information shown thereby, and has been compiled on a basis consistent in all material respects with that of the audited financial statements included or incorporated by reference in the SEC Reports.

3.8           Disclosure and Accounting Controls.

(a)            The Company maintains a system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that has been designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its Subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(b)            The Company maintains systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are (A) executed in accordance with management’s general or specific authorizations and (B) recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (ii) access to assets is permitted only in accordance with management’s general or specific authorization, (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (iv) interactive data in eXtensible Business Reporting Language included or incorporated by reference in each of the SEC Reports is prepared in all material respects in accordance with the SEC’s rules and guidelines applicable thereto. Except as disclosed in the SEC Reports, since the end of the Company’s predecessors’ most recent audited fiscal year, there has been no change in the Company’s or its predecessors’ internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting. Except as disclosed in the SEC Reports, the Company is not aware of any material weakness in its internal controls over financial reporting.

3.9           Independent Accountants. Ernst & Young LLP, who has certified certain financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the SEC Reports is, and was during the periods covered by such reports, an independent registered public accounting firm with respect to the entities purported to be covered thereby within the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

3.10         Litigation. Except as (a) described in the SEC Reports or (b) disclosed to the Investor or its Representatives in writing prior to the date of this Agreement, there are no Actions pending to which the Company or the Ares Operating Group Partnership is or may be a party or to which any property or assets of the Company or the Ares Operating Group Partnership is or, to the knowledge of the Company, may become subject that, individually or in the aggregate, if determined adversely to the Company or any of its Subsidiaries, have or would reasonably be expected to have a Material Adverse Effect. No Actions are, to the knowledge of the Company, threatened in writing or contemplated by any Governmental Entity or threatened in writing by any other Person, in each case, except for those which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.11         Title to Properties. Except as disclosed in the SEC Reports, the Company and its Subsidiaries have good and marketable title to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property and assets that are material to the respective businesses of the Company and its Subsidiaries, in each case free and clear of all Liens and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries or (ii) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.12         Intellectual Property. The Company and its Subsidiaries own or possess, or can acquire on reasonable terms adequate rights to use, all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses as currently conducted, except where the failure to own or possess such rights would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have not received any notice of any claim of infringement, misappropriation or conflict with the asserted rights of others in connection with its patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how, which would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.13         No Undisclosed Relationships. No relationship, direct or indirect, exists between or among any of the Company and its Subsidiaries or any Ares Fund, on the one hand, and any related person (as defined in Item 404 of Regulation S-K under the Securities Act) thereof, on the other, that is required to be described in the SEC Reports and that is not so described in the SEC Reports.

3.14         Permits. The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the SEC Reports, except where the failure to possess or make the same would not, individually or in the aggregate, have a Material Adverse Effect. Except as described in the SEC Reports or as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

3.15         Labor Matters. No labor disturbance by or dispute with employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is contemplated or threatened, and the Company and the Ares Operating Group Partnership are not aware of any existing or imminent labor disturbance by, or dispute with, the employees of the Company’s or any of its Subsidiaries’ principal suppliers, contractors or customers, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

3.16         Environmental Compliance. The Company and its Subsidiaries (a) are in compliance with any and all applicable federal, state, local and foreign laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (c) are in compliance with all terms of any such permit, license or approval, except where failure to receive or comply with such permits, licenses or other approvals or comply with such Environmental Laws or would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.17         Compliance with ERISA. Except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, (i) each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title IV of ERISA (each, a “Plan”) and is maintained, administered or contributed to by the Company or any of its Affiliates, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA (each, an “ERISA Affiliate”) for employees or former employees of the Company and its ERISA Affiliates, other than a “multiemployer plan” within the meaning of Section 3(37) of ERISA has been maintained in compliance with its terms and the requirements of all applicable statutes, orders, rules and regulations, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Company, each member of its controlled group and each Ares Fund are, and at all times have been, in compliance with ERISA, (iii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, excluding transactions effected pursuant to a class, statutory or administrative exemption, has occurred with respect to any such Plan or with respect to the Company, any member of its controlled group or any Ares Fund, (iv) for each such Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, the minimum funding standard of Section 412 of the Code has been satisfied (without taking into account any waiver thereof), (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred with respect to any such Plan for which the Company would have material liability, other than events for which the 30-day notice period has been waived, and (vi) neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation, in the ordinary course and without default) with respect to any such Plan.

3.18         Taxes. Except as otherwise disclosed in the SEC Reports or as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries and the Ares Funds have paid (A) all Taxes required to be paid by them through the Closing Date, except for Taxes being contested in good faith by appropriate proceedings for which adequate reserves are maintained in accordance with GAAP in the consolidated financial statements and the related notes thereto of the Company and its consolidated Subsidiaries and (B) any and all assessments, fines, interest, fees and penalties levied against them or any of them to the extent that any of the foregoing has become due and payable through the Closing Date, (ii) the Company and its Subsidiaries and the Ares Funds have filed (or requested valid extensions thereof) all Tax Returns required to be filed through the Closing Date, (iii) there is no Tax deficiency that has been, or would reasonably be expected to be, asserted against any of the Company or its Subsidiaries, any of the Ares Funds or any of their respective properties or assets, and (iv) there are no Tax audits or investigations currently ongoing with respect to the Company, its Subsidiaries, or the any of the Ares Funds, of which the Company or its Subsidiaries have written notice.

3.19         Insurance. (a) The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, which insurance is in such amounts and insures against such losses and risks as the Company reasonably believes to be commercially reasonable and customary for the businesses in which they are engaged; and (b) neither the Company nor any of its Subsidiaries has (i) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (ii) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires, or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business, except in the case of each of clauses (a) and (b), as would not have or reasonably be expected to have a Material Adverse Effect.

3.20         No Unlawful Payments. Neither the Company nor any of its Subsidiaries or any of the Ares Funds, nor, to the knowledge of the Company, any director, officer agent, employee or other person associated with or acting on behalf of any of the Company or any of its Subsidiaries or any of the Ares Funds has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. None of the proceeds from the sale of the Shares will be used in a way that would have led to a breach of the Company’s representations in Section 3.20(i) to (iv) had such proceeds been used in such way prior to or on the Closing Date.

3.21         Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries and the Ares Funds are, and have been conducted at all times in compliance with, (i) applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended (the “CFTRA”), and (ii) all applicable money laundering statutes, applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any other governmental agency (collectively, the “Other Anti-Money Laundering Laws”) having jurisdiction over any of the Company or any of its Subsidiaries or any of the Ares Funds; and no Action involving any of the Company or any of its Subsidiaries or any of the Ares Funds with respect to the CFTRA or Other Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened. None of the proceeds from the sale of the Shares will be used in violation of the CFTRA or Other Anti-Money Laundering Laws having jurisdiction over any of the Company or any of its Subsidiaries or any of the Ares Funds.

3.22         No Conflicts with Sanctions Laws. None of the Company or its Subsidiaries, the Ares Funds or, to the knowledge of the Company, any of their respective directors, officers, agents, employees or Affiliates is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United National Security Council, the European Union or Her Majesty’s Treasury, and none of the proceeds from the sale of the Shares will be used in violation of any of the foregoing sanction laws.

3.23         No Restrictions on Subsidiaries. No Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s Capital Stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s properties or assets to the Company or any other Subsidiary of the Company, except as disclosed in the SEC Reports or as would not reasonably be expected to materially reduce the distributions to be received by the Ares Operating Group Partnership from its direct and indirect Subsidiaries.

3.24         Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Investor in this Agreement, it is not necessary under applicable Law, in connection with the issuance and sale of the Shares to the Investor, for the Company to register the Shares under the Securities Act.

3.25         Absence of Certain Changes. Since December 31, 2020, (a) there has not been any Material Adverse Effect, and (b) except as disclosed to the Investor or its Representatives in writing prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any transaction or agreement that is material to the Company and its Subsidiaries, taken as a whole, or incurred any liability or obligation, direct or contingent, that is material to the Company and its Subsidiaries, taken as a whole, excluding, for purposes of this clause (b), (i) any liabilities or obligations, direct or contingent, resulting from, relating to or arising from epidemics, pandemics or disease outbreaks, (including the COVID-19 virus), including all related impacts therefrom on economic, financial or energy market conditions, and (ii) the Landmark Transaction.

3.26         No Defaults. Neither the Company nor any of its Subsidiaries is: (a) in violation of its charter or bylaws or similar Organizational Documents; (b) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject; or (c) in violation of any Law or Order, except, in the case of (i) the foregoing clause (a) (solely as to the Company’s Subsidiaries), for any such violation that would not be material to the Company and its Subsidiaries, taken as a whole, and (ii) the foregoing clauses (b) and (c), for any such default or violation that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.27         Brokers. The Company has not retained, utilized or been represented by any broker, investment banker, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees or expenses the Investor could be required to pay.

3.28         NYSE. Shares of the Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on NYSE. There is no Action (i) pending by the Company, (ii) pending by any other Person and for which the Company has received written notice prior to the date of this Agreement or (iii) to the knowledge of the Company, pending or threatened by any other Person otherwise to terminate the registration of the Common Stock under the Exchange Act or to delist the Common Stock from NYSE. The Company has not received any notification that the SEC or NYSE is currently contemplating terminating such registration or listing. The issuance and sale of the Shares and the performance by the Company of its other obligations hereunder does not and will not contravene NYSE rules or regulations or require any vote of the shareholders of the Company under the NYSE rules or regulations.

3.29         Investment Company Act. Each of the Company and its Subsidiaries is not, and, immediately after giving effect to the sale of the Shares pursuant to this Agreement by the Company, none of them will be, required to register as an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Investment Company Act”).

3.30         Investment Advisers Act. Each of the Company and its Subsidiaries and the Ares Funds (i) that is required to be in compliance with, or registered, licensed or qualified pursuant to, the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder, the Investment Company Act, and the rules and regulations promulgated thereunder, or the U.K. Financial Services and Markets Act 2000 and the rules and regulations promulgated thereunder, is in compliance with, or registered, licensed or qualified pursuant to, such laws, rules and regulations (and such registration, license or qualification is in full force and effect), to the extent applicable, except as disclosed in the SEC Reports or where the failure to be in such compliance or so registered, licensed or qualified would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect or (ii) that is required to be registered, licensed or qualified as a broker-dealer or as a commodity trading advisor, a commodity pool operator or a futures commission merchant or any or all of the foregoing, as applicable, is so registered, licensed or qualified in each jurisdiction where the conduct of its business requires such registration, license or qualification (and such registration, license or qualification is in full force and effect), and is in compliance with all applicable laws requiring any such registration, licensing or qualification, except as disclosed in the SEC Reports or where the failure to be so registered, licensed, qualified or in compliance would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

3.31         Sarbanes-Oxley Act. The Company and its Subsidiaries are in material compliance with all provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated in connection therewith that are then in effect and with which the Company and its Subsidiaries are required to comply.

3.32         No Downgrade. Since December 31, 2020, no downgrading has occurred in the rating accorded any debt securities or preferred stock of, or guaranteed by, the Company, the Ares Operating Group Partnership or Ares Finance Co. LLC that is rated by a “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act, and no such organization has publicly announced that it has under surveillance or review with possible negative implications, or has changed its outlook with respect to, its rating of any such debt securities or preferred stock (other than an announcement with positive implications of a possible upgrading).

3.33         Cybersecurity. The Company is not aware of any current security breach or incident, unauthorized access or disclosure, or other compromise of the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases used, by the Company or its Subsidiaries (collectively, “IT Systems and Data”), except for any such security breach or incident, unauthorized access or disclosure, or other compromise of the Company’s or its Subsidiaries’ IT Systems and Data that would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. To the Company’s knowledge, the Company and its Subsidiaries have implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the integrity, operation, redundancy and security of their IT Systems and Data to the extent material to the Company’s proposed method of operation set forth in SEC Reports. To the Company’s knowledge, the Company and its Subsidiaries are presently in compliance with all applicable laws and regulations relating to the privacy and security of IT Systems and Data, except where failure to be so in compliance would not, individually or in the aggregate, have a Material Adverse Effect.

3.34         No Other Representations and Warranties. Except for the representations and warranties contained in Article IV and any schedules or certificates delivered in connection herewith, the Company (i) acknowledges that the Investor has made no other representation or warranty, express or implied, written or oral, and (ii) to the maximum extent permitted by applicable Law, disclaims any such representation or warranty, whether by the Investor or any other Person, with respect to the Investor or with respect to any other information provided to or made available to the Company or any of its Representatives in connection with the transactions contemplated hereby.

Article IV

Representations and Warranties of the Investor

The Investor hereby represents and warrants, as of the date of this Agreement and as of the Closing Date (except to the extent that any representation or warranty is expressly made as of an earlier date, in which case such representation or warranty needs only be true and correct as of such earlier date), to the Company as follows:

4.1           Organization. The Investor is a legal entity duly organized, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its organization.

4.2           Authorization. The Investor has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the due and proper authorization of the consummation by it of the transactions contemplated hereby has been duly and validly taken and, assuming due execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of the Investor enforceable against the Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception. This Agreement has been duly authorized, executed and delivered by the Investor.

4.3           No Conflict. The execution, delivery and performance of this Agreement by the Investor, the purchase of the Shares, and the consummation of the other transactions contemplated hereby, do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any property or assets of the Investor or any of its Subsidiaries pursuant to any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Investor or any of its Subsidiaries is a party or by which the Investor or any of its Subsidiaries is bound or to which any of the property or assets of the Investor or any of its Subsidiaries is subject, (ii) result in any violation of the provisions of the Organizational Documents of the Investor or any of its Subsidiaries or (iii) result in the violation of any Law or Order, except, in the case of each of clauses (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impede the ability of the Investor to perform its obligations under this Agreement (a “Investor Adverse Effect”).

4.4            Consents. No Consent is required for the execution, delivery and performance by the Investor in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for such Consents the failure of which to make or obtain would not, individually or in the aggregate, have or reasonably be expected to have an Investor Adverse Effect.

4.5            Brokers. The Investor has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company could be required to pay.

4.6            Purchase Entirely for Own Account. The Investor (a) is acquiring the Shares for its own account solely for the purpose of investment, not as nominee or agent, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act, (b) has no present intention of selling, granting any participation in, or otherwise distributing the Shares and (c) has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Shares.

4.7           Investor Status. The Investor is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

4.8           Information. The Investor and its Representatives, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares that have been requested by it. The Investor and its Representatives, if any, have been afforded the opportunity to ask questions of the Company in connection with the offer and sale of the Shares. Neither such inquiries nor any other due diligence investigations conducted by the Investor or its Representatives, if any, shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained herein. The Investor understands that its investment in the Shares involves a high degree of risk. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

4.9           Securities Not Registered.

(a)            The Investor understands that the Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

(b)            The Investor understands that any book-entry shares notations evidencing the Shares and any securities issued in respect thereof or in exchange therefor, will bear the following legends (or substantially similar legends) to the extent applicable (along with any other legends that may be required under applicable Law):

“THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 OR REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY SUBSEQUENT INVESTOR OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.”

4.10         No Other Representations or Warranties. The Investor has (a) conducted its own independent inquiry and (b) relied only upon the advice of its own legal counsel, accountant, financial and other advisors and the representations and warranties contained in Article III in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby for the Investor. Except for the representations and warranties contained in Article III and any certificates delivered in connection herewith, the Investor (i) acknowledges that the Company has made no other representation or warranty, express or implied, written or oral, and (ii) to the maximum extent permitted by applicable Law, disclaims the existence of, reliance upon or inducement by, any such representation or warranty, whether by the Company or any other Person, with respect to the Company or with respect to any other information (including pro forma financial information, financial projections or other forward-looking statements) provided to or made available to the Investor or any of its Representatives in connection with the transactions contemplated hereby.

Article V

Covenants

5.1           Public Announcements. The initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Investor and the Company. Except with respect to any dispute between the parties regarding this Agreement or the transactions contemplated hereby, the Investor and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements or any filings with any third party or any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including the Share Purchase, and shall not, and shall not permit any of their Affiliates to, issue any such press release or make any such public statement or filing prior to providing such opportunity to review and comment. Notwithstanding the foregoing, nothing in this Section 5.1 shall restrict or limit the right or ability of either party from engaging in, or require disclosure to or consultation with the other party in connection with engaging in, (i) the making of such public statements or filings as such party may reasonably determine are required by applicable Law, Governmental Entity, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, (ii) communications with rating agencies and regulators, including with the Federal Reserve Board, or (iii) the making of internal announcements to their respective employees or other public communications, in either case, that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

5.2           Efforts. Subject to the terms and conditions set forth in this Agreement, the Investor and the Company shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, all things reasonably necessary, proper or advisable on their part under this Agreement and applicable Law, to consummate the transactions contemplated under this Agreement as promptly as practicable.

5.3           Special Transfer Restrictions.

(a)            Investor shall not Transfer (as defined in the Investor Rights Agreement) any Shares, other than Transfers (i) pursuant to an Exchange (as defined in the Investor Rights Agreement), (ii) to a Permitted Transferee (as defined in the Investor Rights Agreement), (iii) pursuant to a Regulatory Hardship Transfer in accordance with Section 3.03 of the Investor Rights Agreement, (iv) pursuant to any sale, merger, consolidation, acquisition (including by way of tender offer or exchange offer or share exchange), recapitalization or other business combination involving the Company or any of its Subsidiaries, or (v) with the prior written consent of the Company (the foregoing exceptions in Section 5.3(a)(i)-(v), collectively, the “Transfer Exceptions”). The Investor has advised the Company that it may consider certain hedging transactions for a portion of its Shares for risk management purposes, which hedging transactions may be a Transfer of such portion of the Shares. The Company will reasonably consider in good faith whether to consent to any such Transfer.

(b)            Notwithstanding Section 5.3(a):

(i)            following March 31, 2022, Investor may Transfer up to 33.33% of the Shares;

(ii)           following March 31, 2023, Investor may Transfer up to 66.66% of the Shares;

(iii)          following March 31, 2024, Investor may Transfer any or all of the Shares; and

(iv)         the Investor may Transfer any or all of the Shares in the event (and at and following the time) that the Company or any of its Affiliates enters into a definitive agreement that contemplates a transaction or transactions the consummation or completion of which would reasonably be expected (at the time of announcement or any time thereafter) to result in the Ares Ownership Condition (as defined in the Investor Rights Agreement) no longer being satisfied.

Article VI

Conditions PRECEDENT

6.1           Mutual Conditions of Closing. The obligations of the Company and the Investor to consummate the transactions to be consummated at the Closing is subject to the satisfaction, or mutual written waiver, of the following conditions precedent:

(a)            There shall not be any Law or Order in effect that enjoins, prohibits, prevents or materially alters the terms of the transactions contemplated by this Agreement.

(b)            There shall not be any Action pending by any Governmental Entity of competent jurisdiction that seeks any Order that would reasonably be expected to enjoin, prohibit, prevent or materially alter the terms of the transactions contemplated by this Agreement.

6.2           Conditions to the Obligation of the Investor to Consummate the Closing. The obligation of the Investor to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Shares pursuant to this Agreement, is subject to the satisfaction, or due waiver in writing by the Investor, of the following conditions:

(a)            the Company shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it as of or prior to the Closing;

(b)            the representations and warranties of the Company contained in (i) Article III (other than those representations and warranties contained in the first sentence of Section 3.1(a) (solely in respect of the Company) and Sections 3.2, 3.3, 3.5(ii), 3.25(a) and 3.27) shall be true, complete and correct, determined without regarding to any qualification as to materiality or “Material Adverse Effect,” at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing (except in the case of representations and warranties that are made as of a specified date, which shall be true, complete and correct, determined without regarding to any qualification as to materiality or “Material Adverse Effect,” at and as of as of such specified date), except, in each case, for such failures to be true, complete and correct as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect; (ii) the first sentence of Section 3.1(a) (solely in respect of the Company) and Sections 3.2, 3.3, 3.5(ii) and 3.27 shall be true, complete and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing (except in the case of representations and warranties that are made as of a specified date, which shall be true, complete and correct, at and as of as of such specified date), except, in each case, for de minimis failures to be true, complete and correct; and (iii) Section 3.25(a) shall be true, complete and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing;

(c)            the Company shall have delivered to the Investor a certificate, dated as of the Closing Date, executed by the Chief Executive Officer of the Company, to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied;

(d)            the Investor shall have received an acknowledgement from AST, substantially in the form attached to this Agreement as Exhibit B, that AST has been instructed by the Company to create a book-entry account for the Investor and credit the Investor’s account with the Shares;

(e)            the Investor shall have received an executed opinion from counsel for the Company, dated as of the Closing Date, in the form attached to this Agreement as Exhibit C;

(f)            the Public Offering shall have occurred and the Public Offering Proceeds shall be an amount equal to or greater than $500,000,000; and

(g)           the Investor shall have received evidence reasonably satisfactory to the Investor that (i) the Company shall have filed a supplemental listing application with the NYSE with respect to the issuance of the Voting Shares and (ii) the Voting Shares have been approved for listing on the NYSE.

6.3           Conditions to the Obligations of the Company to Consummate the Closing. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to sell to the Investor the Shares pursuant to this Agreement, is subject to the satisfaction of the following conditions:

(a)            the Investor shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it as of or prior to the Closing;

(b)           the representations and warranties of the Investor contained in (i) Article IV (other than those representations and warranties contained in Sections 4.1, 4.2, 4.3(ii) and 4.5) shall be true, complete and correct, determined without regarding to any qualification as to materiality or “Investor Adverse Effect” at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing (except in the case of representations and warranties that are made as of a specified date, which shall be true, complete and correct, determined without regarding to any qualification as to materiality or “Investor Adverse Effect,” at and as of as of such specified date), except for such failures to be true, complete and correct as would not, individually or in the aggregate, have or reasonably be expected to have an Investor Adverse Effect; and (ii) Sections 4.1, 4.2, 4.3(ii) and 4.5 shall be true, complete and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing (except in the case of representations and warranties that are made as of a specified date, which shall be true, complete and correct, at and as of as of such specified date), except for de minimis failures to be true, complete and correct;

(c)            the Investor shall have delivered to the Company a certificate, dated the Closing Date and executed by a duly authorized officer of the Investor, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied; and

(d)            the Investor shall have delivered to the Company the Class A Notice not later than 12:00 P.M. New York City Time on the Business Day prior to the Closing (subject to the Company’s delivery to the Investor of the information contemplated by the third sentence of Section 3.4(a) in accordance therewith).

Article VII

Termination

7.1           Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing: (a) by the mutual written consent of the Company and the Investor, (b) by either the Company or the Investor if the Closing shall not have occurred on or before April 13, 2021 (the “Outside Date”), (c) by the Company if (i) the Investor shall have breached any representation, warranty, covenant or agreement of the Investor set forth in this Agreement, (ii) such breach or misrepresentation is not cured or capable of being cured by the Outside Date, and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 6.3(a) or (b) not to be satisfied, or (d) by the Investor if (i) the Company shall have breached any representation, warranty, covenant or agreement of the Company set forth in this Agreement, (ii) such breach or misrepresentation is not cured or capable of being cured by the Outside Date, and (iii) such breach or misrepresentation would cause any of the conditions set forth in Sections 6.2(a) or (b) not to be satisfied. Notwithstanding the foregoing, the right to terminate this Agreement pursuant to the preceding clause (b) shall not be available to a party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have primarily resulted in, the failure of the Closing to occur on or prior to such date.

7.2           Effect of Termination. In the event of any termination pursuant to Section 7.1, this Agreement shall become null and void and have no further effect, with no liability on the part of the Company or the Investor or their respective Affiliates or Representatives, with respect to this Agreement, except (a) for the terms of this Section 7.2 and Article VIII which shall survive the termination of this Agreement, (b) nothing in this Section 7.2 shall relieve any party from liability or damages incurred or suffered by any other party resulting or arising from any willful and intentional (x) breach of any representation or warranty of such first party or (y) failure of such first party to perform a covenant herein or (c) for fraud.

Article VIII

Miscellaneous Provisions

8.1           Survival. The (i) representations and warranties set forth in the first sentence of Section 3.1, Sections 3.2, 3.3, 3.5(ii), 3.27, 4.1, 4.2, 4.3(ii) and 4.5 shall survive the execution and delivery of this Agreement and the Closing indefinitely, (ii) representations and warranties set forth in the second sentence of Section 3.7(a), including any rights arising out of any breach of such representations and warranties, shall survive the execution and delivery of this Agreement and the Closing for a period of twenty four (24) months following the Closing Date and shall thereafter terminate and (iii) all other representations and warranties set forth in this Agreement and/or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall terminate effective as of Closing Date and shall not survive the Closing, in each case, regardless of any investigation made by or on behalf of the Company or the Investor. The covenants made in this Agreement shall survive the Closing indefinitely until fully performed in accordance with their terms, and remain operative and in full force and effect in accordance with their terms, regardless of acceptance of any of the Shares and payment therefor and repayment, conversion or repurchase thereof. From and after the Closing, (A) the right to bring a claim arising out of a breach of any representation (subject to the survival periods set forth above) is the sole and exclusive remedy of the parties with respect to any and all rights, claims and causes of action resulting from, arising out of or relating to this Agreement or the Share Purchase (whether at law or equity, in contract, in tort or otherwise) and (B) each party waives, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action resulting from, arising out of or relating to, this Agreement or the Share Purchase that it may have against the other party or their Representatives (whether at law or equity, in contract, in tort or otherwise). The foregoing sentence shall not preclude any party from seeking any remedy, or asserting any right, claim or cause of action, (x) with respect to covenants made in this Agreement until fully performed in accordance with their terms, (y) pursuant to the Investor Rights Agreement or (z) with respect to Intentional Fraud.

8.2           Interpretation. Except as the context otherwise requires, the terms “either,” “or,” “neither,” “nor,” and “any” when used in this Agreement are not exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. All references to any Article, Section, subsection, clause or Exhibit are to the corresponding Article, Section, subsection or clause of, or Exhibit to, this Agreement. References to a party or the parties means a party to this Agreement or the parties to this Agreement, unless the context otherwise requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the Signing Date. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. The term “dollars” and character “$”means United States dollars. All matters to be agreed to by any party must be agreed to in writing by such party unless otherwise indicated herein. Except as otherwise specified herein, references to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto). All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. References to “days” shall refer to calendar days unless Business Days are specified. References to any party shall include such party’s successors and permitted assigns. Accounting terms not otherwise defined have the meaning assigned to them in accordance with United States GAAP. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends, and such phrase shall not mean “if.”

8.3           Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery or (c) on the date of delivery if delivered personally or (d) on the date of delivery if delivered via facsimile or e-mail (if confirmation of transmission is received by the sender or no failure message is auto-generated), in each case to the intended recipient as set forth below:

(a)            if to the Company, addressed as follows:

Ares Management Corporation
2000 Avenue of the Stars
12th Floor
Los Angeles, CA 90067
Attention:      Naseem Sagati Aghili, General Counsel
Email:              nsagati@aresmgmt.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
2049 Century Park East
Suite 3700
Los Angeles, California 90067
Attention:      Jonathan Benloulou, P.C.
                        Pippa Bond, P.C.
Fax:                 (310) 552-5900
Email:              jonathan.benloulou@kirkland.com,
                        pippa.bond@kirkland.com

(b)            if to the Investor, addressed as follows:

Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, NY 10172, U.S.A.
Attn:               Daisuke Tanaka
                        Tomohiro Homma
Email:              Daisuke_Tanaka_ny@smbcgroup.com
                        Tomohiro_Homma@smbcgroup.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West, 401 9th Avenue
New York, New York 10001
Attention:      Sven G. Mickisch
                        Michael J. Zeidel
Email:              Sven.Mickisch@skadden.com
                        Michael.Zeidel@skadden.com

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 8.3. Legal counsel for any party (as specified in this Section 8.3) may send to any other party any notices, requests, demands or other communications required or permitted to be given under this Agreement by such party on behalf of such party.

8.4           Severability. In the event that any provision of this Agreement, or the application thereof, becomes, or is declared by a court of competent jurisdiction to be, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.5           Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)           This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, administration, performance or enforcement of this Agreement (“Transaction Litigation”), shall be governed by and enforced and construed in accordance with the Laws of the State of Delaware (including its statute of limitations), regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)           Each of the parties irrevocably (i) agrees that any action, suit, proceeding or counterclaim brought by any party arising out of or based upon any Transaction Litigation shall be instituted in the Court of Chancery of the State of Delaware (provided, that if jurisdiction is not then available in such court, then any such action, suit, proceeding or counterclaim shall be brought in any federal court located in the State of Delaware or in any other Delaware state court) (any of the foregoing Delaware courts, a “Delaware Court”); (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding; and (iii) submits to the non-exclusive jurisdiction of a Delaware Court in any such action, suit, proceeding or counterclaim. Any final and nonappealable judgment against any party in any Transaction Litigation shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)            EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY TRANSACTION LITIGATION. EACH PARTY AGREES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IF THERE IS ANY TRANSACTION LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATES IN THIS SECTION 8.5(c).

8.6           Delays or Omissions; Waiver. No delay or omission to exercise any right, power, or remedy accruing to a party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring. Nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. Any agreement on the part of a party or the parties to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable, from whom such waiver is sought. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.7           Specific Performance. The parties agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that irreparable damages for which money damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. The rights in this Section 8.7 are in addition to any other remedy to which a party may be entitled at law or in equity, and the exercise by a party of one remedy shall not preclude the exercise of any other remedy. The parties further agree to waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any such injunctive or other equitable relief. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

8.8           Fees; Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring them, whether or not the transactions contemplated hereby and thereby are consummated.

8.9           Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any purported assignment other than in compliance with the terms hereof shall be void ab initio.

8.10         No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a party to this Agreement nor create or establish any third party beneficiary hereto. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of either of the parties. Consequently, Persons other than the parties to this Agreement may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.11         Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in any number of counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute a single instrument.

8.12         Entire Agreement; Amendments. This Agreement and the documents and instruments and other agreements among the parties to this Agreement as contemplated by or referred to herein, constitute the entire agreement between the parties respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration or change in any of the terms of this Agreement shall be valid or binding upon the parties unless made in writing and duly executed by the Company and the Investor.

8.13         Drafting. Each of the parties acknowledges that it has (a) been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and (b) executed the same with consent and upon the advice of said independent counsel. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly appointed officers as of the date first above written.

INVESTOR:

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Yoshihiro Hyakutome
Name:	Yoshihiro Hyakutome
Title:	Managing Executive Officer CEO, Americas Division

COMPANY:

ARES MANAGEMENT CORPORATION

By:	/s/ Michael J. Arougheti
Name:	Michael J Arougheti
Title:	Chief Executive Officer and President

31